Exhibit 99.1

For Immediate Release

Xplore Agrees to Purchase Motion Computing

Industry Leaders Come Together to Deliver Most Comprehensive Portfolio of Rugged Tablet Solutions

Austin, Texas — April 16, 2015 - Xplore Technologies Corp. (NASDAQ: XPLR) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it has agreed to acquire substantially all of the assets of Motion Computing, Inc. and its subsidiaries (“Motion”). Motion, another Austin, TX-based leader in the rugged tablet space, is currently the #2 provider worldwide of rugged tablet PCs, according to VDC.

“The acquisition of Motion is consistent with our goal to establish the best and broadest line of rugged tablets for the enterprise market,” said Philip Sassower, chairman and CEO of Xplore. “Motion represents a unique opportunity for Xplore to acquire an Austin-based company with deep industry domain expertise and that possesses products and channels complementary to our own. Together we will address a broader range of customer needs and provide a ‘one-stop shop’ for rugged tablets.”

“Nearly fifty percent of Motion revenue comes from outside the United States,” said Mark Holleran, president and COO of Xplore. “Leveraging the mature distribution channels that Motion has developed over the last 10 years, Xplore will significantly expand its international reach. We are particularly excited to include in our offering Motion’s R12, which was recently named by PC Magazine as Editor’s Choice for Rugged Windows Tablet PC. Its 12.5” LCD form factor has been very successful in law enforcement and manufacturing markets and is just one example of the expanding market in which Xplore will now participate.”

“Motion is excited about what this combination brings to its customers and business partners,” said Peter Poulin, CEO of Motion. “The capital backing of Xplore supports a robust product pipeline and customer service capabilities that are critical to enterprises with whom Motion has had long standing relationships.”

“Xplore has a proven track record in focusing its resources to generate sustainable growth,” said Mike Rapisand, CFO of Xplore. “After a successful recapitalization and offering in 2012, we invested cash to significantly expand our addressable market, revenue and EBITDA. Our executive management team has over 200 years’ combined experience in managing companies like Xplore and Motion, and we are confident that the two business will be successfully integrated to deliver growth and value to all of our stakeholders.”

The transaction will be effected through an asset purchase and sale agreement by and among Xplore, Motion and Square 1 Bank. Xplore will acquire Motion for approximately $9 million, plus the assumption of approximately $7 million in net liabilities. The closing of the transaction is expected to occur on or about April 17, 2015 and is subject to numerous conditions, including the receipt of financing and third party approvals and the satisfaction of customary closing conditions. Xplore intends to consummate the transaction using proceeds from a new $15 million credit facility with Square 1 Bank and to support integration and growth of the two businesses with its cash on hand.

In its most recent fiscal year ended December 31, 2014, Motion’s unaudited revenue was approximately $83 million, its unaudited gross margin percentage was approximately 25% and its unaudited net loss was approximately $7 million. Xplore intends to file a current report on Form 8-K on or about June 30, 2015 that will include Motion financial statements, as well as historical pro forma financial information for the combined businesses.

The Company will conduct a conference call at 4:30 pm EST on Thursday, April 16, 2015, to provide additional information on this transaction. Interested parties in the United States can access the call by dialing 877-269-7756; interested parties outside the United States can access the call by dialing 201-689-7817; a live webcast is available at http://www.investorcalendar.com/IC/CEPage.asp?ID=173821; and a replay of the conference call will be available until May 15, 2015, by calling 877-660-6853 from the United States or 201-612-7415 from outside the United States and entering conference ID number 13606316.

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1996. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

Xplore: For Investor Information Contact:
Chris Schreiber

Taglich Brothers

cs@taglichbrothers.com
(917) 445-6207

About Motion

Motion Computing® empowers organizations worldwide with technology solutions designed to optimize the performance of mobile workers. Building on a foundation of award-winning technical expertise and decades of industry experience, the Motion® team makes it their business to understand your business. Through industry-leading rugged tablet PCs, tailored accessories and services – Motion delivers mobile technology solutions customized to business workflows. Purposely built for vertical markets including field service, healthcare, utilities, construction, retail, public safety and first responders - Motion’s suite of mobile technology solutions improves worker productivity, data accuracy and security, while enabling real-time decision making at the point-of-service. Customers report lower operational expenses, increased efficiency and enhanced customer service. Motion makes its solutions available through a global network of value added resellers and distributors.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.